Exhibit 99.2

NEWS RELEASE

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141
FOR IMMEDIATE RELEASE
LyondellBasell Prices $1.0 Billion of Senior Notes Due 2021
ROTTERDAM, Netherlands, Nov. 4, 2011 — LyondellBasell Industries N.V. (NYSE: LYB) today announced that it has priced its previously announced offering of $1.0 billion aggregate principal amount of 6% senior notes due 2021 (the “notes”) at an issue price of 100%. LyondellBasell (the “Company”) expects the offering to close on Nov. 14, 2011, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering of the notes, together with available cash, to pay a special dividend in the aggregate amount of up to approximately $2.6 billion. The notes will be guaranteed on a senior basis by, subject to certain exceptions, each existing and future wholly owned United States subsidiary of the Company that is an issuer or co-issuer in respect of, or guarantees, any debt securities issued in the capital markets by the Company or any subsidiary.
The notes will be issued in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-United States persons in offshore transactions in accordance with Regulation S under the Securities Act.
The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration under the Securities Act or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. The forward- looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
SOURCE: LyondellBasell Industries
LyondellBasell Industries
www.lyondellbasell.com